Exhibit 3.2
THIRD AMENDMENT
TO AMENDED AND RESTATED BYLAWS
OF FORESTAR REAL ESTATE GROUP INC.
     This Third Amendment to the Amended and Restated Bylaws of Forestar Real Estate Group Inc., dated as of December 11, 2007 (as amended, the “Bylaws”), hereby amends the Bylaws as follows effective as of November 21, 2008:
     1. Each reference to “Forestar Real State Group Inc.” in the Bylaws is hereby deleted and replaced with a reference to “Forestar Group Inc.”
     2. As amended and restated by the foregoing, the Bylaws shall remain in full force and effect.

FORESTAR GROUP INC.
By:	/s/ David M. Grimm
David M. Grimm
Chief Administrative Officer, Secretary and General Counsel